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Exhibit 10.25

FIRST AMENDMENT TO LEASE AGREEMENT

        THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made this 26th day of September 2001, by and between First Industrial, L.P., a Delaware limited partnership ("Landlord"), and Mrs. Fields' Original Cookies, Inc. a Delaware Corporation ("Tenant"). In the event of a conflict between the terms and conditions of this Amendment and the Lease (as defined below), the terms and conditions of this Amendment shall prevail.

RECITALS

        WHEREAS, Tenant entered into a Lease Agreement dated December 13th, 2000, with First Industrial, L.P. ("Lease") for approximately 27,467 square feet known as 440/460 Lawndale Dr., Salt Lake City, Utah 84115 ("Premises"); and

        WHEREAS, Landlord and Tenant desire to amend the Lease as provided herein; WITNESSETH

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.     The premises will be expanded to include a portion of 433 Lawndale, consisting of 4,760 square feet ("Expansion Space"), beginning September 26, 2001 through January 31, 2002 on a month to month basis, as shown on Exhibit A attached hereto. Accordingly, the total area of the Premises will then be 32,227 square feet. Either Tenant or Landlord ("parties") can terminate this lease at any time by providing the other party with two weeks prior written notice to do so.

          2.     The Base Rent for the Expansion Space shall be as follows:

      09/26/01 - 9/30/01 $.10 per month
      10/01/01 - 1/31/02 $1,635.90 per month

          3.     Tenant will pay all utilities and Common Area Operating Expenses (as defined in the Lease) associated with the Expansion Space. Operating Expenses for the Expansion Space will be $464.10 per month with no adjustment through January 31, 2002. In no event will Tenant's combined rental obligation be greater than or less than $2,100.00 per month through January 31, 2002. However, notwithstanding the foregoing, if Tenant is still in possession of the Expansion Space after January 31, 2002 then Operating Expenses will be adjusted up or down to the estimated 2002 budget, as prepared by Landlord, beginning February 1, 2002 forward.

        All other terms and conditions of the Lease shall remain in full force and effect as presently constituted and said Lease, as hereby amended, is hereby confirmed and ratified accordingly as of the date above.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

LANDLORD:		TENANT:
Its sole partner
By:	/s/ [ILLEGIBLE]	By:	/s/ MICHAEL WARD
	Name: Greg D Its: Managing Director		Its:

EXHIBIT A

FIRST INDUSTRIAL, L.P.
STANDARD FORM
INDUSTRIAL BUILDING LEASE
(Multi-Tenant)

        1.    BASIC TERMS.    This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

  1.1.
  Date of Lease: December 13, 2000

  1.2.
  Landlord: First Industrial, L.P., a Delaware limited partnership

  1.3.
  Tenant: Mrs. Fields' Original Cookies, Inc.

  1.4.
  Premises: Approximately 27,467 rentable square feet in the building commonly known as 440/460 Lawndale Dr., Salt Lake City, UT 84115 (the "Building").

  1.5.
  Property: See Exhibit A.

  1.6.
  Lease Term: 10 years 1 months ("Term"), commencing March 1, 2001 ("Commencement Date") and ending March 31, 2011 ("Expiration Date"). (See Rider 1A)

  1.7.
  Permitted Uses: (See Section 4) Food preparation, manufacture and baking of cookies, brownies and other food products, test kitchen operations, the operation of a mail order business relating to the foregoing, receiving and storage functions relating to the foregoing, and general office and storage uses relating to the foregoing.

  1.8.
  Tenant's Guarantor: (if none, so state) NONE

  1.9.
  Brokers: (See Section 23; if none, so state)

  (A)
  Tenant's Broker: NONE

  (B)
  Landlord's Broker: NONE

  1.10.
  Security Deposit: (See Section 4) $0

  1.11.
  Base Rent Payable by Tenant is $1,446,280.13 as follows:

03/01/01 - 02/28/02	$10,300.13	per month
03/01/02 - 02/28/03	10,609.13	per month
03/01/03 - 02/29/04	10,927.40	per month
03/01/04 - 02/28/05	11,255.22	per month
03/01/05 - 02/28/06	11,592.88	per month
03/01/06 - 02/28/07	11,940.67	per month
03/01/07 - 02/29/08	12,418.29	per month
03/01/08 - 02/28/09	12,915.03	per month
03/01/09 - 02/28/10	13,431.63	per month
03/01/10 - 03/31/11	13,968.89	per month
  1.12.
  Initial Estimated Additional Rent Payable by Tenant: $2,472.00 per month

  1.13.
  Tenant's Proportionate Share: 6.948552%, provided, however, that Tenant's Proportionate Share shall be equitably adjusted upon the inclusion or exclusion of additional or less leaseable area within the Property.

  1.14.
  Exhibits to Lease: The following Exhibits are attached to and made a part of this Lease. (If none, so state) A, B, C & D

        2.    LEASE OF PREMISES; RENT.

          2.1.    Lease of Premises for Lease Term.    Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

          2.2.    Types of Rental Payments.    Tenant shall pay rents of (a) net base rent payable in monthly installments as set forth in Section 1.11 hereof, in advance, on the first day of each and every calendar month during the Term of this Lease (the "Base Rent"); and (b) Tenant's Proportionate Share of Operating Expenses (defined below) and any other amounts owed by Tenant hereunder (collectively, "Additional Rent"); and (c) in the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 10 days of the

Rider 1A Preliminary Term

        The period commencing as of the date of this Lease and continuing through the Commencement Date, during which the Tenant shall have the right to build out the interior of the Building in accordance with the terms of this Lease and any Exhibits hereto.

  date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the "Late Charge"; the Late Charge, Base Rent and Additional Rent shall collectively be referred to as "Rent"), to First Industrial, L.P., 21129 Network Place, Chicago IL 60673-1211, or if sent by overnight courier, Bank One of Chicago, 525 West Monroe, 7th Floor mailroom, Chicago IL 60661, Attn Lockbox 21129, (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the "Agent"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

          2.3.    Covenants Concerning Rental Payments.    Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

        3.    OPERATING EXPENSES.

          3.1.    Definitional Terms Relating to Additional Rent.    For purposes of this Section and other relevant provisions of the Lease:

            3.1.1.    Operating Expenses.    The term "Operating Expenses" shall mean all costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Property, including, without limitation, the following: (i) all costs, wages and benefits of employees or other agents of Landlord or Agent engaged in the operation, maintenance or rendition of other services to or for the Property; (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises (including, without limitation, the Common Areas [as hereinafter defined]), together with any taxes on such utilities; (iii) all premiums for casualty, workers' compensation, liability, boiler, flood and all other types of insurance provided by Landlord and relating to the Property; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Property, and sales and other taxes thereon; (v) amounts charged by any or all of contractors, material men and suppliers for services, materials and supplies furnished in connection with any or all of the operation, repair and maintenance of any part of the Property, including, without limitation, the structural elements of the Property and the Common Areas; (vi) management fees to Agent or other persons or management entities actually involved in the management and operation of the Property (which persons or management entities may be affiliates of Landlord); (vii) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Property in compliance with all governmental laws, rules and regulations (enacted from and after the date of this Lease) applicable thereto, from time to time; (viii) reasonable reserves to be used for replacement or repair of components of the Common Areas; (ix)all professional fees incurred in connection with the operation, management and maintenance of the Property; and (x) Taxes, as hereinafter defined. (See Rider 2A)

            3.1.2.    Taxes.    The term "Taxes," as referred to in Section 3.1.1(ix) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord's income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. For purposes hereof, Taxed for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year. (See Rider 2B)

            3.1.3.    Operating Year.    The term "Operating Year" shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

          3.2.    Payment of Operating Expenses.    Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, its Proportionate Share of the Operating Expenses as set forth in Section 3.3. The Additional Rent commences to accrue upon the Commencement Date. The Tenant's Proportionate

Rider 2A

        Notwithstanding the foregoing, in no event shall the following items be included in Operating Expenses: (a) interest or principal payments on any mortgage or deed of trust, ground lease payments, or depreciation of any improvements to the Property; provided, however, the exclusion of depreciation from Operating Expenses shall not impair or prohibit Landlord from including in Operating Expenses the reserves referenced in the immediately preceding clause (viii); (b) real estate brokerage or leasing commissions, costs of construction allowances or special services provided to other tenants, space planners' fees or advertising expenses; (c) legal fees incurred by Landlord in connection with leases or disputes with other tenants; (d) alterations, additions, changes or repairs which are properly classified as capital expenditures, except for capital expenditures or reserves for capital expenditures included within the scope of the immediately preceding clauses (iv), (vii) or (viii); or (e) expenses that are reimbursed by warranties, insurance or otherwise.

Rider 2B

        Notwithstanding the foregoing, in no event shall Tenant be required to contribute to the payment of special assessments or other taxes imposed by any governmental entity having jurisdiction over the Property to finance Landlord's capital improvements if such special assessments or other taxes were imposed at the express request of Landlord. Landlord shall not be deemed to have requested any such special assessment or other tax solely as the result of Landlord's consent to any such special assessment or other tax if the same was initiated at the request of someone other than Landlord, nor as the result of Landlord's failure to oppose any such special assessment or other tax.

  Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant's Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

          3.3.    Payment of Additional Rent.    Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord's or Agent's notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the "Estimated Additional Rent") equal to the estimate of the Tenant's Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of estimated Operating Expenses due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant's actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord's written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant's actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof. No interest shall be payable to Tenant on account of such payments of Estimated Additional Rent and such payments may be commingled.

        4.    USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

          4.1.    Use of Premises and Property.    The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to, or in any way impair the proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Property; or (f) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property.

          4.2.    Use of Common Areas.    As used herein, "Common Areas" shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant's use of the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord's reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord's obligations under either or both of Sections 13.2 and 18; provided, however, that Landlord shall use reasonable efforts not to disrupt Tenant's use and operation of the Premises in connection therewith.

          4.3.    Signage.    Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal. Subject to Landlord's reasonable approval of the size and specific location of Tenant's signs and subject to Tenant obtaining and maintaining all necessary or appropriate permits and approvals, Tenant shall have the right to install one sign on the exterior of the Premises, which will be on the west wall of the building facing I-15 and Tenant shall have the right to use and modify the existing monument sign on the front lawn of the building.

          4.4.    Security Deposit.    Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in Section 1.10 above, in cash (the "Security"), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby and the Security may be commingled with other assets of Landlord. If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security, to the extent required for the payment of any Rent or other sums due from Tenant hereunder, in addition to any other remedies available to Landlord. If such application occurs, Landlord shall make a reasonable effort to so advise Tenant, in writing, promptly following such application. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants hereunder, the Security (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any purchaser of Landlord's interest in the Premises [or any Successor Landlord (defined below), if applicable], and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

        5.    CONDITION AND DELIVERY OF PREMISES.

          5.1.    Condition of Premises.    Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and except as otherwise expressly set forth in this Lease, Tenant hereby accepts the foregoing on an "AS-IS," "WHERE-IS" basis. Except as otherwise expressly set forth in this Lease, Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except (a) as set forth in Sections 13.2 and 18 and (b) with respect to all (if any) repairs and improvements expressly and specifically described in Exhibit B attached hereto ("Work Items"). Landlord agrees to make reasonable efforts to enforce, or cause Agent to enforce, upon Tenant's request, all manufacturer's or contractor's warranties, if any, issued in connection with any of the Work Items.

          5.2.    Delay in Commencement.    Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Preliminary Term Commencement Date. The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month. (See Rider 4A, 4B)

        6.    SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT.

          6.1.    Subordination.    Provided that Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement duly executed by Landlord and either the holder of any mortgage or deed of trust or the landlord pursuant to any ground lease, this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of the Property; any ground leases or underlying leases for the benefit of the Property; or all or any portion of Landlord's interest or estate in any of said items. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases that benefit the Property or any such mortgage or deed of trust liens to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground leases or underlying leases for the benefit of the Property or any such mortgage or deed of trust.

          6.2.    Estoppel Certificates.    Tenant agrees, from time to time and within 15 days after request by Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to

Rider 4A
Outside Delivery Date

        In addition to the foregoing, in the event Landlord has not delivered the Building to Tenant within 3 months after the date hereof, Tenant shall have the right to terminate this Lease effective upon delivery of written notice to Landlord prior to delivery of the Building to Tenant. Upon termination of this Lease as provided in the preceding sentence, the existing leases (Defined in Exhibit C), to the, extent the same have expired or will expire within 6 months of such termination date, shall be deemed to have been extended through and including that date which is 6 months after such termination date.

Rider 4B
Representations and Warranties

        A.    Landlord has received no written notice from any federal, state, county, municipal or other governmental department, agency or authority concerning, nor does Landlord have, without investigation, any knowledge of, the existence of any material violation of any Environmental Law, as defined hereafter, at or with respect to the Building or the presence of any Asbestos containing Materials or the presence, release, or discharge of any "Hazardous Materials" (defined hereafter) on at under or within the Building. Provided however, Landlord gives no representation or warranties with respect to any such matter or condition disclosed in any document provided by Landlord to tenant prior to the date hereof

        B.    Landlord has received no written notice from any governmental authority nor does it have, without investigation, any knowledge that the ownership, construction and operation of the Property, or any part thereof, is in material violation of any applicable governmental regulations.

        C.    Whenever Landlord makes any representation or warranties in this lease that is based on Landlord's "knowledge", Landlord's knowledge shall be deemed to include only the current knowledge of Landlord's managerial personnel assigned to the property as referenced in Section 3.1.1 of this Lease.

  this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee, not otherwise an affiliate of Landlord.

          6.3.    Transfer for Landlord.    In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord's successor in interest with respect thereto and agrees to attorn to such successor.

        7.    QUIET ENJOYMENT.    Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord's use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant's rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant's right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant's right of access, ingress and egress to and from the Common Areas.

        8.    ASSIGNMENT, SUBLETTING AND MORTGAGING.

          8.1.    Prohibition.    Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant's reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use set forth in Section 4 above; therefore, Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole, but reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord's written approval shall be required in all such instances. No consent by Landlord to any assignment or sublease shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

          8.2.    Rights of Landlord.    If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. Landlord or Agent may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 8. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.

          8.3.    Permitted Transfers.    The provisions of Section 8.1(a) shall apply to a transfer of a majority of the voting stock of Tenant or to any other change in voting control of Tenant (if Tenant is a corporation), or to a transfer of a majority (i.e. greater than 50% interest) of the general partnership or membership interests in Tenant (if Tenant is a partnership or a limited liability company) or managerial control of Tenant, or to any comparable transaction involving any other form of business entity, whether effectuated in one or more transactions, as if such transfer were an assignment of this Lease; but said provisions shall not apply to such a transfer, provided, in any of such events, the successor to Tenant (or any party remaining liable for the obligations of Tenant hereunder) (i) has a net worth at least equal to the net worth of Tenant as of the Commencement Date or (ii) is capable of satisfying Tenant's obligations hereunder, in Landlord's reasonable judgment. Any such permitted transferee shall execute and deliver to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. (See Rider 6A)

        9.    COMPLIANCE WITH LAWS.

          9.1.    Compliance with Laws.    Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions pertaining thereto (collectively, "Laws"), pertaining to either or both of the Premises and Tenant's use and occupancy thereof; provided, however, Tenant shall not have responsibility for the compliance with such Laws of the physical portions of the Building that Landlord is required to repair, replace or restore pursuant to Section 13.2 unless such non-compliance is the result of the specific use of the Premises or arises out of matter set forth in Sections 1 3.1(a), (b), (c) or (d). If any license or permit is required for the conduct of Tenant's business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

          9.2.    Hazardous Materials.    If during the Term (or any extension thereof) any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant's Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all laws (federal, state or local) relating to Hazardous Materials, including, but not limited to, all Environmental Laws (defined below), and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests for the purposes of ascertaining Tenant's compliance with all applicable laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable laws, rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant's sole expense, any release of Hazardous Materials caused, contributed to or created by any or all of (A) Tenant and (B) any or all of Tenant's officers, directors, invitees, agents, employees, contractors or representatives ("Tenant Parties") during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord's prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Environmental Laws and to the reasonable satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, that are caused or created by any or all of Tenant and any or all of Tenant's Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent (which consent may be given or withheld in Landlord's sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term (x) "Environmental Laws" shall mean any and all laws pertaining to Hazardous Materials or that otherwise deal with, or relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind; and (y) "Hazardous Materials" shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not air-borne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated

Rider 6A

        In addition to the foregoing, Tenant shall have the right to assign this Lease or sublet the Premises to any entity which controls, is controlled by or is under common control with Tenant; provided, however, that upon such assignment or subletting, (i) Tenant shall remain liable under the terms of this Lease; (ii) the Premises shall continue to be operated for the uses permitted under this Lease; (iii) Tenant shall provide Landlord with a copy of any such sublease or assignment within 30 days after the effective date of such assignment or sublease; and (iv) such assignment or sublease shall provide that the assignee or sublessee shall be bound by all of the terms and conditions of this Lease. Landlord further acknowledges that a change in ownership or control of Tenant resulting from the sale of all or any portion of the stock of Tenant pursuant to a public offering on a recognized public exchange shall not require landlord's consent or otherwise constitute an assignment, subletting or transfer in violation of this Section 8.

  biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Environmental Law. (See Rider 7A)

        10.    INSURANCE.

          10.1.    Insurance to be Maintained by Landlord.    Landlord shall maintain (a) "all-risk" property insurance covering the Property (at its full replacement cost), but excluding Tenant's Property (defined below), and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance (collectively, "Landlord's Policies"), all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

          10.2.    Liability Insurance.    Tenant shall purchase at its own expense and keep in force during this Lease, a policy or policies of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence and $5,000,000.00 annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and Property and (ii) "all-risk" property insurance covering Tenant's Property (and damage to other property resulting from any acts or operations of Tenant). Said policies shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated as additional insureds, (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Property is located, (c) provide that said insurance shall not be canceled or materially modified unless 30 days' prior written notice shall have been given to Landlord, (d) provide coverage on an occurrence basis; (e) provide coverage for the indemnity obligations of Tenant under this Lease; (f) contain a severability of insured parties provision and a cross liability endorsement; (g) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; (h) include a hostile fire endorsement; and (i) otherwise be in such form and include such coverages as Landlord may reasonably require. Said policy or policies or, at Landlord's option, Certificate of Insurance, in a form reasonably acceptable to Landlord, evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least 30 days prior to the expiration of said insurance.

          10.3.    Waiver of Subrogation.    To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of either or both of the Premises and the Property, or (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

        11.    ALTERATIONS.

          11.1.    Procedural Requirements.    Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "Alterations"), provided that Tenant first obtains the written consent of Landlord in each instance. Landlord's consent to Alterations shall not be unreasonably withheld, provided that: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning ("HVAC"), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant may be increased so long as such increased usage is within rated capacities of said systems; (d) the Alterations have no adverse effect on other leased premises in the Property; (e) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease; and (g) Tenant shall have provided Landlord with reasonably detailed plans (the "Plans") for such Alterations in advance of requesting Landlord's consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant's expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord's written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such

Rider 7A

        In the event any Hazardous Materials or asbestos containing materials are discovered in the Building during the term of this Lease and are determined to have been present in the Building on the Preliminary Commencement Date, at the request of or with the consent of Tenant, Landlord shall be solely responsible to complete at Landlord's sole cost and expense, any abatement, removal, and/or remediation work ("Remediation Work") which may be required by any governmental entity and Landlord shall be solely responsible for any fines or penalties in connection therewith. Landlord shall indemnify and hold harmless Tenant from and against any claim, action, cost or loss resulting from Landlord's breach of this Section 9.2. If said Hazardous Materials or asbestos containing materials are discovered during the Preliminary Term and their removal causes a material delay in Tenant's construction of the Premises, then the Commencement Date shall be delayed by the number of days it takes Landlord to remove the Hazardous Materials or asbestos containing materials.

  Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2(i)) and workers compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2(a) through (d), (f), (g), (h) and (i). After obtaining Landlord's approval to the Alterations, Tenant shall give Landlord at least five days' prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises. (See Rider 8A)

          11.2.    Performance of Alterations.    Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, and with Landlord's reasonable rules and regulations or any other restrictions that Landlord or Agent may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and new or like new equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with approved plans with all contractor field notes included, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. (See Rider 8B)

          11.3.    Lien Prohibition.    Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen's liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, if acceptable to Landlord, in its reasonable determination, Tenant may procure (for Landlord's benefit) a bond or other protection against any such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3, which expenses shall include reasonable fees of attorneys of Landlord's choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

        12.    LANDLORD'S AND TENANT'S PROPERTY.

          12.1.    Landlord's Property.    Subject to Section 12.2, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the "Landlord's Property"), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requests their removal. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

          12.2.    Tenant's Property.    All movable non-structural partitions, business and trade fixtures, machinery and equipment (including ovens, refrigerators & freezers walk-in or otherwise), communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's Property and any Alterations (except such items thereof as constitute Landlord's Property; or as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Property resulting from any installation and/or removal of Tenant's Property. Any other items of Tenant's Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense. Notwithstanding the foregoing, if Tenant is in default under the terms

Rider 8A
Initial Alterations

        Notwithstanding the foregoing, Landlord acknowledges that in connection with the initial buildout of the Premises for Tenant's intended uses, Tenant shall have the right, but not the obligation to reuse any fixtures, equipment and or cabinetry currently in use in any of the premises governed by the Existing Leases (defined in Exhibit C); provided, all such fixtures, equipment and or cabinetry shall be in good working order at the time of installation in the premises and further provided that tenant is entitled to remove the same under the terms of the Existing Leases.

Rider 8B
Permitted Alterations

        Notwithstanding anything to the contrary set forth in this Section 11 Tenant shall have the right, without Landlord's consent to make any nonstructural modifications or alterations to the interior of the Building which Tenant deems necessary or appropriate to Tenant's permitted use of the Building; provided, however that (i) Tenant shall deliver remodel plans to Landlord not less than 2 weeks prior to commencing construction; and (ii) Tenant shall not, without Landlord's prior written consent, modify or otherwise alter the Building's electrical, plumbing, HVAC or other building systems.

        Landlord may, at any time prior to the tenth day after the last day of the Lease Term, provide Tenant written notice specifying that all or any portion, as determined by Landlord, of the alterations or modifications made by Tenant to the Building or the Premises must be removed by Tenant. Tenant shall, within 10 days after its receipt of such notice or the end of the Lease Term, whichever is later, remove all such alterations or modifications specified by Landlord and restore the portions of the Building or Premises, as the case may be, that were affected by such alterations or modifications to their conditions as of immediately prior to the commencement of the alterations or modifications. All other alterations or modifications made by Tenant shall remain in the Building or Premises.

  of this Lease, it may remove Tenant's Property from the Premises only upon the express written direction of Landlord.

        13.    REPAIRS AND MAINTENANCE.

          13.1.    Tenant Repairs and Maintenance.    Tenant shall, at its expense, throughout the Term, (i) maintain and preserve, in first-class condition (subject to normal and customary wear and tear), the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises' plumbing (to the extent such plumbing is within the Premises or is situated between the Premises and the point at which such plumbing connects to the system of the water, sewer or other utility provider), all doors, overhead or otherwise, glass, levelers and "Minor Repairs" to the existing, as of the date of this Lease, HVAC systems located in the Premises or otherwise available in the Property for Tenant's sole use, snow removal from and salting of the sidewalks serving the premises; and excluding, however, those components of the Premises for which Landlord is expressly responsible under Section 13.2); and (ii) maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises. Minor Repairs as used herein, shall be defined as those repairs and replacements to the existing HVAC systems, the cost of which shall not exceed $8,000.00 per breakdown or other event required for repair or replacement, up and until the start of the sixth year of the Lease at which time Tenant shall be responsible for all costs of repairs to the existing HVAC systems. Tenant shall also be responsible for all cost and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior, including outside lighting; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant's Property in the Premises, (c) the moving of Tenant's Property in or out of the Property, or (d) any act, omission, misuse, or neglect of Tenant, any of its subtenants, or others entering into the Premises by act or omission of Tenant or any subtenant. Any repairs or replacements required to be made by Tenant to any or all of the structural components of the Property and the mechanical, electrical, sanitary, HVAC, or other systems of the Property or Premises shall be performed by appropriately licensed contractors approved by Landlord, which approval shall not be unreasonably withheld. All such repairs or replacements shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced. (See Rider 9A)

          13.2.    Landlord Repairs.    Notwithstanding anything to the contrary herein, Landlord shall repair, at Landlord's sole cost and expense except as otherwise provided in this Lease, replace and restore: (a) the structural aspects of the Building, including without limitation, the foundation, exterior and interior load-bearing walls, roof structure and roof covering and tuckpointing of the Property; and (b) all repairs to the HVAC system of the Building that are not Tenant's responsibility pursuant to Section 13.1(ii). In the event that any such repair, replacement or restoration is necessitated by any or all of the matters set forth in Sections 13.1(a), (b), (c) or (d) [collectively, "Tenant Necessitated Repairs"], then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant Necessitated Repairs, and such reimbursement shall be paid, in full, within 10 days after Landlord's delivery of demand therefor. Landlord agrees to commence the repairs, replacements or restoration described in this Section 13.2 within a reasonable period of time after receiving from Tenant written notice of the need for such repairs.

        14.    UTILITIES.    Tenant shall purchase all utility services from the utility or municipality providing such service; shall provide for scavenger, cleaning and extermination services; and shall pay for such services when payments are due. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant's use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (ii) the HVAC systems of either or both of the Premises and the Property. Notwithstanding anything contained herein to the contrary, Tenant shall be allowed, at Tenant's expense, to upgrade existing utility services to the Premises at anytime during the Lease subject to Section 11 of this Lease.

        15.    INVOLUNTARY CESSATION OF SERVICES.    Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of the HVAC, electric, sanitary, elevator (if any), or other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent in good faith deems necessary or (ii) any other cause beyond Landlord's reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord's or Agent's reasonable control. No such interruption of service shall be deemed an

Rider 9A

        Landlord and Tenant hereby agree that Tenant will only be reusing four (4) of the existing Carrier 5 ton rooftop units. The four units to be reused will be identified by Tenant prior to construction of the Premises and the serial numbers provided to Landlord. Said four units will be considered to be the existing HVAC system as addressed in Section 13.1 (ii) and Section 13.2.

  eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five consecutive business days Tenant shall, as Tenant's sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

        16.    LANDLORD'S RIGHTS.    Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property's facilities and equipment as Landlord is required or desires to make. Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant's covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to avoid interference with Tenant's business operations and Tenant's occupancy and use of the Premises. During the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to designate and approve, prior to installation, all types of signs; (ii) to have pass keys, access cards, or both, to the Premises; and (iii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or with no intention of reoccupying the Premises.

        17.    NON-LIABILITY AND INDEMNIFICATION.

          17.1.    Non-Liability.    Except as provided in Section 17.2.2, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as provided in Section 17.2.2, none of Landlord, Agent, any other managing agent, or their respective partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) any latent defect in the Premises or the Property; (d) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

          17.2.    Indemnification.

            17.2.1.    Tenant Indemnification.    Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, directors, officers, agents and employees (collectively, "Landlord Indemnified Parties") harmless from and against any and all Losses (defined below) arising from or in connection with (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant's Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant's Parties; (c) any accident, injury or damage whatsoever (unless caused by Landlord's negligence) occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant's Parties; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Tenant and Tenant's Parties of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of Section 9 by any or all of Tenant and Tenant's Parties; (h) claims for work or labor performed or materials supplies furnished to or at the request of any or all of Tenant and Tenant's Parties; (i) claims arising from any breach or default on the part of

    Tenant in the performance of any covenant contained in this Lease; (j) any Hazardous Materials used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near or under all or any portion of the Premises as a result of the acts or omissions of any or all of Tenant and Tenant's Parties; or (k) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Tenant and Tenant's Parties with respect to the Premises during the Term, excluding, however, any violation of any Environmental Law resulting form the acts or omissions of Landlord and Landlord's employees, agents and contractors (collectively, "Tenant's Indemnified Matters"). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant's Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term "Losses" shall mean all claims, demands, expenses, actions, judgments, damages (whether direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Premises or the Property, damages for the loss or restriction on use of any space or amenity within the Premises or the Property, damages arising from any adverse impact on marketing space in the Property, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2.1 shall survive the expiration or termination of this Lease.

            17.2.2.    Landlord Indemnification.    Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all claims, losses, costs, damages (actual, but not consequential or speculative), judgments, causes of action, administrative proceedings and third party expenses (including, but not limited to, court costs and attorneys' reasonable fees) actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either or both of Landlord and Agent. In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.2.2 shall survive the expiration or termination of this Lease.

          17.3.    Force Majeure.    The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of (a) Landlord's failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord's reasonable control.

          17.4.    This section intentionally deleted.

        18.    DAMAGE OR DESTRUCTION.

          18.1.    Notification and Repair.    Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to or defect in any part or appurtenance of the Property's sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof Subject to the provisions of Section 18.3 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant's Property) with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage. Subject to the provisions of Section 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

          18.2.    Rental Abatement.    If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

          18.3.    Total Destruction.    If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. If (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, "Superior Parties") or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any casualty insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord's sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord's election to terminate this Lease. For purposes of this Section 18.3 only, "full insurable value" shall mean replacement cost, less the cost of footings, foundations and other structures below grade. For purposes of this Section 18, Landlord's insurance proceeds shall include Landlord's deductible or self-insurance retention levels.

        19.    EMINENT DOMAIN.    If the whole, or any substantial portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

        20.    SURRENDER AND HOLDOVER.    On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord "broom-clean" and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and (b) Tenant shall remove all of Tenant's Property therefrom, except as otherwise expressly provided in this Lease. The obligations imposed under the preceding sentence shall survive the termination or expiration of this Lease. If any repairs are required to be performed in, to or at the Premises (pursuant to the preceding sentence or any other applicable provision of this Lease) upon the expiration or termination of the Term, Tenant shall cause such repairs to be performed, to Landlord's reasonable satisfaction, within 10 business days after the date on which this Lease is terminated or expired. If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant's expense, and all such expenses so incurred by Landlord shall bear interest (at the rate specified in the second sentence of Section 22.3) from the date the expense is incurred until the date paid, in full, by Tenant (inclusive of interest). If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of the Base Rent and Additional Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated upon 30 days' written notice from Landlord. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law. Notwithstanding the foregoing, in the event Landlord and Tenant are in good faith negotiations for the extension of the term of the Lease, per the terms of Exhibit D hereto, at the time of Lease expiration, then this lease will be extended for no more than two months under the same terms and conditions and Tenant will not be considered a tenant-at-will during said two months.

        21.    EVENTS OF DEFAULT.

          21.1.    Bankruptcy of Tenant.    It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within 90 days, or whenever a petition is filed by or against (to the extent not dismissed within 90 days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law or like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

          21.2.    Default Provisions.    Each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on three separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord's delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than 60 days after Landlord's notice.

        22.    RIGHTS AND REMEDIES.

          22.1.    Landlord's Cure Rights Upon Default of Tenant.    If Tenant defaults in the performance of any of its obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant upon compliance with any notice requirements and cure periods set forth in Section 21.2.

          22.2.    Landlord's Remedies.    In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period (as required pursuant to Section 21.2), but without additional notice or demand from Landlord, if any, as provided in Section 21.2 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant's right of possession of the Premises; or (b) terminate Tenant's right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use its reasonable efforts, whether Landlord elects to proceed under Subsections (a) or (b) above, to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. In addition, for purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its sole, but reasonable, discretion. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all costs and expenses (including, without limitation, court costs and attorneys' reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law including, without limitation but only to the extent not then prohibited under Utah State law, an amount equal to the positive difference, if any, between (x) the discounted present value (at 6% per annum) of the Base Rent provided to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction (from such fair market rental value) of the projected costs and expenses of reletting the Premises (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and the Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord's reasonable expenses of reletting), Tenant shall, in Landlord's sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis but only to the extent not then prohibited under Utah State law, which accelerated deficiency shall be discounted at a rate of 6% per annum. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord's expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Term, discounted at a rate of 6% per annum but only to the extent not then prohibited under Utah State law. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). In the event Landlord elects, pursuant to clause (b) of this Section 22.2, to terminate Tenant's right of possession only, without terminating this Lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's Property, Tenant's signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken from storage by Tenant within 30 days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

          22.3.    Additional Rights of Landlord.    Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including attorneys' reasonable fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord's submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the "prime" or "reference" or "base" rate (on a per annum basis) of interest publicly announced as such, from time to time, by Bank One of Chicago, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord's or Agent's submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

          22.4.    Event of Bankruptcy.    In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) "adequate assurance of future performance" by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

        23.    BROKER.    Tenant covenants, warrants and represents that the broker set forth in Section 1.9(A) was the only broker to represent Tenant in the negotiation of this Lease ("Tenant's Broker"). Landlord covenants, warrants and represents that the broker set forth in Section 1.9(B) was the only broker to represent Landlord in the negotiation of this Lease ("Landlord's Broker"). Landlord shall be solely responsible for paying the commission of Landlord's Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

        24.    MISCELLANEOUS.

          24.1.    Merger.    All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by Landlord and Tenant.

          24.2.    Notices.    Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the day delivery is first refused:

If to Landlord:	First Industrial, L.P. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Vice President—Portfolio Management
First Industrial Realty Trust, Inc. 1270 West 2320 South, STE C West Valley City, UT 84119 Attn: James D. Pivirotto, CPM
With a copy to:
Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive Suite 2700 Chicago, Illinois 60606 Attn: Suzanne Bessette-Smith
With a copy to:
Mrs. Fields Original Cookies, Inc. 2855 East Cottonwood Pkwy, #400
If to Tenant:	Salt Lake City, UT 84121 Attn: Real Estate Legal Dept.

          24.3.    Non-Waiver.    The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

          24.4.    Legal Costs.    Any party in breach or default under this Lease (the "Defaulting Party") shall reimburse the other party (the "Nondefaulting Party") upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys' fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord's attorneys' reasonable fees incurred in connection with Tenant's request for Landlord's consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

          24.5.    Parties Bound.    Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord's ownership interest in the Property. In the event of such conveyance and transfer, Landlord's obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

          24.6.    Recordation of Lease.    Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

          24.7.    Survival of Obligations.    Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

          24.8.    Governing Law; Construction.    This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

          24.9.    Time.    Time is of the essence of this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

          24.10.    Authority of Tenant.    If Tenant is a corporation, partnership, limited liability company, association or any other entity, it shall deliver to Landlord, concurrently with the delivery to Landlord of an executed Lease, certified resolutions of Tenant's directors or other governing person or body (i) authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder and (ii) certifying the authority of the party executing the Lease as having been duly authorized to do so.

          24.11.    WAIVER OF TRIAL BY JURY.    THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

          24.12.    Relocation.    This section intentionally deleted.

          24.13.    Submission of Lease.    Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

          24.14.    Joint and Several Liability.    All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

          24.15.    Riders.    All Riders and Exhibits (A,B,C) attached hereto shall be deemed to be a part hereof and hereby incorporated herein.

[Signature Page to Follow]

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:
FIRST INDUSTRIAL, L.P., a Delaware limited partnership
By:	First Industrial Realty Trust, Inc., a Maryland corporation, its general partner
By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Its:	Sr. Regional Director
TENANT
Mrs. Fields' Original Cookies, Inc., a Delaware corporation
By:	/s/ MICHAEL WARD
Name:
Its:

EXHIBIT A
Property

EXHIBIT A
Property

SITE
I-80 INTERSTATE
I-15 INTERSTATE
300 WEST
2100 SOUTH

VICINITY MAP

I-80 INTERSTATE
TO 2100 SOUTH FREEWAY ACCESS
2500 SOUTH
2550 SOUTH
LAUNDALE DRIVE
IRONWOOD
300 WEST
2100 SOUTH
TO 3300 SOUTH FREEWAY ACCESS

LEASE EXHIBIT B
Landlord's Repairs And Improvements
WORK LETTER

        To induce Tenant to enter into the Lease (to which this Exhibit is attached) and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

Improvements.

        Tenant agrees that it shall construct, in a first-class and professional manner and in accordance with applicable building codes, the improvements to the Premises (the "Improvements") described in the architectural and engineering plans and specifications covering the Improvements including, without limitation, architectural, mechanical and electrical working drawings for the Improvements as submitted for issuance of the building permit and changes required by local authorities pursuant to the issuance of the permit (the "Plans"), and that such Improvements shall thereafter be deemed to be part of the Premises.

        Tenant shall deliver the Preliminary Plans for the Improvements to the Premises and the construction schedule to Landlord by December 26, 2000. The Plans shall be subject to Landlord's written approval, which approval shall not be unreasonably withheld or delayed, and shall be subject to the approval of all local governmental authorities whose approval is required under applicable law. Thereafter, revisions to the Plans shall be subject to the mutual agreement of Tenant and Landlord and, except as otherwise agreed to in writing by both parties, shall be at Tenant's sole cost and expense.

        Notwithstanding anything to the contrary herein, Landlord shall pay up to ONE HUNDRED THOUSAND DOLLARS ($100,000), Landlord's cost, toward construction of the Improvements in accordance with the Plans. Included in Landlord's cost are the architectural services in connection with Improvements including the preparation of all Plans and specifications and construction documents and a one (1) percent Landlord construction management fee. Landlord will not spend any more than $100,000.00 on the Improvements including Plans and management fee.

Permits.

        Within seven (7) days after the date of this Lease, Tenant shall submit to the City of South Salt Lake, State of Utah (the "City"), an application for a building permit (the "Application") for the tenant improvements (the "Tenant Improvements") that Tenant intends to install in the Premises. Tenant shall include with such application, plans and specifications for the Tenant Improvements complying with all applicable ordinances, regulations, codes and other requirements (collectively, "Building Requirements") of the City, shall otherwise cause such application to comply with all Building Requirements, and shall use its best efforts to obtain such a building permit. If Tenant does not obtain such a building permit within ninety (90) days after the date of this Lease, Tenant shall provide to Landlord, within three (3) business days after the end of such ninety (90) day period, written notice ("Tenant's Notice") of Tenant's failure to obtain the building permit. If, within three (3) business days after Landlord receives Tenant's Notice, Landlord provides Tenant written notice ("Landlord's Notice") of Landlord's intent to attempt to obtain the building permit for Tenant, Landlord may, but shall not be obligated, to attempt to obtain such building permit on behalf of Tenant. If Landlord so elects to attempt to obtain the building permit, Tenant shall fully cooperate with Landlord in connection with such attempt, including, without limitation, provide to Landlord such documents as Landlord may reasonably request, pay such costs and expenses as Landlord may reasonably incur, and otherwise reasonably cooperate with Landlord in connection with Landlord's attempt to obtain the building permit. If Landlord obtains such building permit within ninety (90) days after Landlord provides Landlord's Notice, then this Lease shall remain in full force and effect in accordance with its terms. If Tenant provides Tenant's Notice and Landlord either fails to timely provide Landlord's Notice, or, provides Landlord's Notice and thereafter is unable to obtain the issuance of the building permit with such ninety (90) day period, then this Lease shall be automatically cancelled as of its effective date, provided, any claim or cause of action in favor of either Landlord or Tenant arising under this Lease shall survive such cancellation.

Truck Dock Provision.

        Tenant shall not have the right to install a truck dock at the Premises except with the prior written approval of Landlord and in compliance with any and all conditions Landlord shall have imposed in connection with such approval. Landlord shall consider, in good faith, any request by Tenant to install such a truck dock, but may, in its sole discretion, refuse to grant its consent thereto for any reason or reasons Landlord deems appropriate. If Landlord determines to grant such consent, it may make such grant subject to any and all conditions Landlord believes are necessary or desirable to protect the interests of Landlord and other tenants of Landlord. In connection with any request by Tenant for such consent of Landlord, Tenant shall provide to Landlord such information as Landlord shall reasonably request with regard to the proposed truck dock and any other alterations or modifications to the Premises, the Building or the Common Area necessary to accommodate the truck dock, including, without limitation, detailed plans and specifications. Tenant hereby acknowledges that it has been advised by Landlord that Landlord believes the current size and configuration of the Building and the Common Area may make it impractical to maneuver trucks into or out of the truck dock and that the resolution of this issue, in addition to the resolution of any other issues that may be raised by Landlord, will be a major factor in Landlord's decision whether or not to grant its consent.

Substantial Completion by Commencement Date.

        Tenant shall Substantially Complete (as defined below) the Improvements on or before the Commencement Date (as defined below). "Substantial Completion" and "Substantially Complete" shall mean (i) Tenant's Improvements have been constructed in accordance with the terms of this Article, (ii) a final, unconditional certificate of occupancy permitting the permanent occupancy of the entire Premises has been issued, and (iii) following inspection of the Premises by Tenant and Landlord, Tenant shall use its best efforts to correct any unfinished items (the "Punchlist Items") within thirty (30) days after being provided with a written list of such Punchlist Items by Landlord and Tenant.

        In the event Tenant fails to Substantially Complete (as defined below) the Improvements prior to the Commencement Date, then Lease commencement shall not be delayed until Substantial Completion is attained. In the event that Tenant fails to complete all of the Punchlist Items by the date that is thirty (30) days after Landlord provides Tenant with a written list of such items, then Landlord may complete any such remaining Punchlist Item(s) and invoice Tenant for the cost of completing such Punchlist Item(s).

Inspection.

        Landlord and its agents shall have the right, upon reasonable advance notice or upon a mutually acceptable schedule, to inspect the Premises and the progress of the Work to verify that the Improvements are being constructed by Tenant in accordance with the Plans. In the event that such inspection reveals that the Improvements are not being performed in accordance the Plans, Landlord or its agent shall notify Tenant in writing of those deficiencies within two (2) business days after the applicable inspection. Tenant shall promptly take whatever action is necessary to correct such deficiencies and advise Landlord or its agent of such actions. In the event Tenant disagrees with any deficiency stated in Landlord's notice, Tenant shall advise Landlord in writing within two (2) days after receipt of Landlord's notice of any items that it disputes and the reasons therefore.

Preliminary Term.

        Tenant agrees that any entry by it, its contractors or agents during the Preliminary Term shall be subject to all of the terms, provisions, covenants and conditions of the Lease except as to the covenant to pay Base Rent or Additional Rent, and further agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's work and installations made in the Premises or to the properties placed therein prior to the Commencement Date, the same being at Tenant's sole risk. Notwithstanding the foregoing, should Tenant substantially complete the Premises prior to the Commencement Date and occupy and conduct any business in any part of the Premises prior to the Commencement Date then the Commencement Date shall become the date of occupancy.

LEASE EXHIBIT C
Lease Termination

        Tenant's existing Lease for 9,828 sq. ft. as amended and as executed on February 23, 1993, shall be deemed to have terminated, without need for further documentation, on or before the later of i) March 1, 2001, ii) the Commencement Date, or iii) the date on which Tenant commences the operation of its manufacturing business in the Premises ("Termination Date"); provided, however, that so long as Tenant continues to pay rent during such period, Tenant shall have the right to remove its personal property, fixtures and equipment from the premises governed by the Existing Leases for a period of fifteen (15) days after such Termination Date. Said termination is subject to the reconciliation of Operating Expenses as of the date of termination.

LEASE EXHIBIT D
OPTION TO RENEW

        1.     Landlord hereby grants to Tenant an option (the "Option") to extend the Term for one (1) period of five (5) years (the "Extended Term"), commencing immediately upon the expiration of the original Term, as stated in Section 1.6 of this Lease. Any such extension shall be on the same terms and conditions as contained in this Lease including without limitation, those relating to additional rent, except that (a) Base Rent for the Extended Term shall be set in accordance with the procedures described below and (b) no additional options to extend shall apply following the expiration of the Extended Term.

        2.     In order to exercise the Option, Tenant must give written notice (the "Exercise Notice") of such exercise to Landlord not less than six (6) months nor more than nine (9) months prior to the date the Term would otherwise expire. If Tenant fails to timely give such notice, the Option shall automatically expire.

        3.     If there is any continuing material default on the part of Tenant under this Lease either at the time Tenant provides the Exercise Notice or upon the day immediately prior to the date the Extended Term would otherwise commence, or if, at any time during the one (1) year period immediately preceding the first day of the Extended Term, Tenant has failed to pay, when due, any installment of Base Rent or Additional Rent, regardless of whether such payment default has been cured, Landlord may, at Landlord's option, cancel Tenant's exercise of the Option by providing to Tenant written notice of such cancellation at any time prior to the first day of the Extended Term. If Landlord elects to so cancel Tenant's exercise of the Option, the Term shall expire as though Tenant had failed to exercise the Option.

        4.     If Tenant validly exercises the Option, Base Rent shall be adjusted as of the commencement date of the Extended Term as follows:

            (i)  Promptly after the date (the "Delivery Date") that Tenant delivers the Exercise Notice to Landlord, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such Base Rent to equal the fair market rental value of the Premises for the Extended Term. If the parties are unable to agree upon the Base Rent for the Extended Term within twenty (20) days after the Delivery Date then, within ten (10) days thereafter, each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set the Base Rent for the Extended Term. If a party does not appoint an appraiser with ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two appraisers shall meet promptly and attempt to set Base Rent for the Extended Term.

           (ii)  If the two appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two appraisers are given to set Base Rent. If the two appraisers are unable to agree on the third appraiser within such ten (10) days period, either of the parties to this Lease, by giving ten (10) days notice to the other party, may apply to the then presiding judge of the Third District Court of Salt Lake County, Utah for the selection of a third appraiser meeting the qualifications stated in this paragraph, or, if such judge refuses or fails to act either party may submit the appointment of the third appraiser to arbitration in Salt Lake City, Utah pursuant to the Commercial Arbitration Rules of The American Arbitration Association. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set Base Rent for the Extended Term. If a majority of the appraisers are unable to set Base Rent within the stipulated period of time, the appraisals of the three appraisers shall be added together and their total divided by three (3). The resulting quotient shall be the Base Rent for the Premises during the Extended Term. If, however, the low appraisal and the high appraisal differ by more than five percent (5%), then the Base Rent for the Extended Term shall be established as the average of the two appraisals that are closest in amount; provided, if the low appraisal and the high appraisal differ from the middle appraisal by the same amount, then Base Rent shall be based upon the middle appraisal only.

          (iii)  For purposes of the appraisals, the term "fair rental value" shall mean the price that a ready and willing tenant would pay, as of the first day of the Extended Term, as annual rent (excluding items that are included within Additional Rent pursuant to this Lease, but including annual escalations in the amount of such annual rent upon escalation criteria prevailing in the market) to a ready and willing landlord of premises comparable to the Premises if such premises were exposed for lease on the open market for a reasonable period of time. Such annual rent for any one (1) year period shall not be less than the Base Rent for the immediately preceding one (1) year period.

          (iv)  After Base Rent for the Extended Term has been set, the appraisers shall immediately notify the parties hereto in writing by certified mail, return receipt requested.

        5.     The Option is personal to Tenant and shall automatically terminate upon any assignment, transfer, hypothecation or encumbrance of this Lease or upon any sublease of all or a part of the Premises.

        6.     Base Rent for any annual period during the Extended Term shall be due and payable in equal monthly installments, in the same manner as Base Rent is due and payable during the original Term.

QuickLinks

  Exhibit 10.25
FIRST AMENDMENT TO LEASE AGREEMENT
EXHIBIT A
FIRST INDUSTRIAL, L.P. STANDARD FORM INDUSTRIAL BUILDING LEASE (Multi-Tenant)
Rider 1A Preliminary Term
Rider 2A
Rider 2B
Rider 4A Outside Delivery Date
Rider 4B Representations and Warranties
Rider 6A
Rider 7A
Rider 8A Initial Alterations
Rider 8B Permitted Alterations
Rider 9A
EXHIBIT A Property
LEASE EXHIBIT B Landlord's Repairs And Improvements WORK LETTER
LEASE EXHIBIT C Lease Termination
LEASE EXHIBIT D OPTION TO RENEW